Exhibit 10.22

AGREEMENT BY AND BETWEEN
AB & T National Bank
Dothan, Alabama
and
The Comptroller of the Currency

AB & T National Bank, Dothan, Alabama (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller, through his National Bank Examiner, has examined the Bank and identified deficiencies in the Bank's operations including unsafe and unsound banking practices and violations of law. His findings are contained in the Report of Examination dated October 3, 2005 (“ROE”).
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I -- JURISDICTION
(1)    This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)    This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)    This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4)    This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)    This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 5.51(c)(6), unless otherwise informed in writing by the Comptroller. In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.
(6)    All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller (ADC) pursuant to this Agreement shall be forwarded to:
Tommy Tucker
Assistant Deputy Comptroller
Birmingham Office
100 Concourse Parkway, Suite 240
Birmingham, Alabama 35244

ARTICLE II -- COMPLIANCE COMMITTEE
(1)    Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, all of which shall be outside directors (i.e., not employees of the Bank or any of its affiliates, as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1). Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the ADC. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)    The Compliance Committee shall meet at least monthly.
(3)    Within sixty(60) days of the date of this Agreement and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)    a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)    actions taken to comply with each Article of this Agreement; and
(c)    the results and status of those actions.
(4)    The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the ADC within ten (10) days of receiving such report.
ARTICLE III -- BOARD TO ENSURE COMPETENT MANAGEMENT
(1)    Within ninety (90) days, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Chief Executive Officer, President, and Senior Loan Officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.
(2)    Within sixty (60) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.
(3)    For incumbent officers in the positions mentioned in this Article, the Board shall within sixty (60) days assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities.
(4)    If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will, within ninety (90) days, develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank. At a minimum the written program shall include:

(a)    an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
(b)    a program to improve the effectiveness of the officer;
(c)    objectives by which the officer’s effectiveness will be measured; and
(d)    a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.
Upon completion, a copy of the written program shall be submitted to the ADC.
(5)    If a position mentioned in this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in this Article becomes vacant, the Board shall within ninety (90) days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.
(6)    Prior to the appointment of any individual to an executive officer position, the Board shall submit to the ADC the following information:
(a)    the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;
(b)    a written statement of the Board's reasons for selecting the proposed officer; and
(c)    a written description of the proposed officer's duties and responsibilities.

(7)    The ADC shall have the power to disapprove the appointment of the proposed new officer. However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.
(8)    The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his review and act on any such information or authority within ninety (90) days.
ARTICLE IV -- ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)    The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall focus particular attention on the following factors:
(a)    results of the Bank's internal loan review;
(b)    results of the Bank's external loan review;
(c)    an estimate of inherent loss exposure on each credit in excess of seventy-five thousand dollars ($75,000);
(d)    loan loss experience;
(e)    trends of delinquent and nonaccrual loans;
(f)    concentrations of credit in the Bank; and,
(g)    present and prospective economic conditions.
(2)    The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
(3)    A copy of the Board's program shall be submitted to the ADC for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the ADC, the Bank shall implement and adhere to the program.
ARTICLE V -- CAPITAL PLAN AND HIGHER MINIMUMS
(1)    The Bank shall achieve by September 30, 2006, and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3):
(a)    Tier 1 capital at least equal to eleven percent (11%) of risk-weighted assets;
(b)    Tier 1 capital at least equal to eight percent (8%) of adjusted total assets.
(2)    The requirement in this Agreement to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
(3)    Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:
(a)    specific plans for the maintenance of adequate capital that may in no event be less than the requirements of subparagraph (1);
(b)    projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)    projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)    the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)    contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)    a dividend policy that permits the declaration of a dividend only:
(i)     when the Bank is in compliance with its approved capital program;
(ii)    when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and,
(iii)    with the prior written determination of no supervisory objection by the ADC.
(4)    Upon receiving a determination of no supervisory objection from the ADC, the Bank shall implement and adhere to the dividend policy.
(5)    Upon completion, the Bank's capital program shall be submitted to the ADC for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the ADC, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the ADC.
ARTICLE VI -- CREDIT AND COLLATERAL EXCEPTIONS
(1)    Within sixty (60) days the Board shall obtain current and satisfactory credit information on all loans lacking such information, including those listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.
(2)    Within sixty (60) days the Board shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.
(3)    Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:
(a)    documenting the specific reason or purpose for the extension of credit;
(b)    identifying the expected source of repayment in writing;
(c)    structuring the repayment terms to coincide with the expected source of repayment;
(d)    obtaining and analyzing current and satisfactory credit information, including cash flow analysis, where loans are to be repaid from operations;
(i)    Failure to obtain the information in (3)(d) shall require a majority of the full Board (or a delegated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in (3)(d) would be detrimental to the best interests of the Bank, and,
(ii)    A copy of the Board certification shall be maintained in the credit file of the affected borrower(s). The certification will be reviewed by this Office in subsequent examinations of the Bank;

(e)    documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank's lien on it where applicable.
ARTICLE VII -- CREDIT RISK
(1)    Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank.
(2)    The program shall include, but not be limited to:
(a)    procedures to strengthen credit underwriting, particularly in the commercial real estate loan portfolio;
(b)    procedures to strengthen management of loan operations and to maintain an adequate, qualified staff in all lending functional areas;
(c)    procedures for strengthening collections; and
(d)    an action plan to control loan growth.
The Board shall promptly submit a copy of the program to the ADC.
(3)    At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the ADC.
ARTICLE VIII -- INTEREST RATE RISK POLICY
(1)    Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written interest rate risk policy. In formulating this policy, the Board shall refer to the “Interest Rate Risk” booklet of the Comptroller’s Handbook. The policy shall provide for a coordinated interest rate risk strategy and, at a minimum, address:
(a)    the establishment of adequate management reports on which to base sound interest rate risk management decisions;

(b)    establishment and guidance of the Bank’s strategic direction and tolerance for interest rate risk;
(c)    implementation of effective tools to measure and monitor the Bank’s performance and overall interest rate risk profile;
(d)    employment of competent personnel to manage interest rate risk;
(e)    prudent limits on the nature and amount of interest rate risk that can be taken; and,
(f)    periodic review of the Bank's adherence to the policy.
(2)    Upon adoption, a copy of the written policy shall be forwarded to the ADC for review.
ARTICLE IX -- INTERNAL AUDIT
(1)    Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:
(a)    detect irregularities and weak practices in the Bank's operations;
(b)    determine the Bank's level of compliance with all applicable laws, rules and regulations;
(c)    assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)    evaluate the Bank's adherence to established policies and procedures, with particular emphasis directed to the Bank's adherence to its loan policies concerning underwriting standards and problem loan identification and classification;
(e)    review and provide an opinion regarding whether regulatory reports beginning with the quarter ending June 30, 2006, contain “material misstatements” within thirty (30) days of filing; for purposes of this Article, “material misstatements” has the same meaning as the term is used in the SEC’s Staff Accounting Bulletin No. 99 on Materiality (“SAB  99”).
(f)    adequately cover all areas; and
(g)    establish an annual audit plan using a risk based approach sufficient to achieve these objectives.
(2)    As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.
(3)    The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.
(4)    The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Audit Committee of the Board and not through any intervening party. All audit reports shall be in writing. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.
(5)    The audit staff shall have access to any records necessary for the proper conduct of its activities. National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.
(6)    Upon adoption, a copy of the internal audit program shall be promptly submitted to the ADC.
ARTICLE X -- INVESTMENT POLICY
(1)    Within sixty (60) days, the Board shall review and revise the Bank's investment policy and implement the revised policy, and thereafter ensure Bank adherence to the policy. The policy shall contain the basic elements of a sound investment policy consistent with regulatory guidance provided in An Examiner’s Guide to Investment Products and Practices (Dec., 1992), 12 C.F.R. Part 1, and OCC Bulletin 98-20 (Apr. 27, 1998) and shall include:
(a)    an investment portfolio strategy that is consistent with Board approved Bank asset and liability management policies and interest rate risk tolerances;
(b)    individual and committee investment portfolio purchase and sale authority;
(c)    approval procedures that will include dollar size limits, quality limitations, maturity limitations, and concentration or diversification guidelines;
(d)    a requirement that investment securities be supported by adequate credit and interest rate risk measurement information as described in the “Interest Rate Risk” booklet of the Comptroller’s Handbook and in OCC Bulletin 98-20 (Apr. 27, 1998);
(e)    required reviews and use of securities dealers;
(f)    periodic reports to and approval by the Board for all investment portfolio purchases and sales and strategy changes; and

(g)    monthly review by the Board's investment committee of the Bank's investment portfolio activity to ensure adherence to the investment policy and to applicable banking and securities laws and regulations.
(2)    The revised investment policy shall be implemented and a copy shall be forwarded to the ADC.
ARTICLE XI -- LOAN REVIEW
(1)    The Board shall employ or designate a sufficiently experienced and qualified person(s) or firm to ensure the timely and independent identification of problem loans and leases.
(2)    Within sixty (60) days from the effective date of this Agreement, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Bank's loan and lease portfolios to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook. Such reports shall, at a minimum, include:
(a)    conclusions regarding the overall quality of the loan and lease portfolios;
(b)    the identification, type, rating, and amount of problem loans and leases;
(c)    the identification and amount of delinquent loans and leases;
(d)    the identification of credit and collateral documentation exceptions;
(e)    the identification of loans meeting the criteria for nonaccrual status;
(f)    the identification and status of credit related violations of law, rule or regulation;
(g)    the identification of loans and leases not in conformance with the Bank's lending and leasing policies, including approved exceptions to the Bank’s lending and leasing policies;
(h)    the identity of the loan officer who originated or is responsible for each loan reported in accordance with subparagraphs (b) through (g) of this paragraph;
(i)    the identification of concentrations of credit; and
(j)    the identification of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank.
(3)    The Board shall evaluate the loan review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).
(4)    A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.
ARTICLE XII -- LENDING POLICY
(1)    Within sixty (60) days, the Board shall review and revise the Bank's written loan policy. In revising this policy, the Board shall refer to “Loan Portfolio Management” booklet of the Comptroller’s Handbook. This policy shall incorporate, but not necessarily be limited to, the following:
(a)    a description of acceptable types of loans;
(b)    a provision that current and satisfactory credit information will be obtained on each borrower;
(c)    maturity scheduling related to the anticipated source of repayment, the purpose of the loan, and the useful life of the collateral;
(d)    maximum ratio of loan value to appraised value or acquisition costs of collateral securing the loan;
(e)    collection procedures, to include follow-up efforts, that are systematically and progressively stronger;
(f)    a pricing policy that takes into consideration costs, general overhead, and probable loan losses, while providing for a reasonable margin of profit;
(g)    a definition of the Bank's trade area;
(h)    guidelines and limitations for loans originating outside of the Bank's trade area;
(i)    a limitation on aggregate outstanding loans in relation to other balance sheet accounts;
(j)    distribution of loans by category;
(k)    a prohibition regarding the use of brokered deposits to fund loan growth or support criticized loans;
(l)    guidelines for loans to insiders, including a statement that such loans will not be granted on terms more favorable than those offered to similar outside borrowers;

(m)    guidelines and limitations on concentrations of credit;
(n)    a limitation on the type and size of loans that may be made by loan officers without prior approval by the Board or a committee established by the Board for this purpose;
(o)    measures to correct the deficiencies in the Bank's lending procedures noted in any ROE; and,
(p)    guidelines designed to improve Board oversight of the loan approval process, specifically with regard to credits exhibiting significant risk. At a minimum, the policy shall:
(i)    establish dollar limits on extensions of credit to any one borrower, above which the prior approval of the Board, or a committee thereof, would be required;
(ii)    establish dollar limits on aggregate extensions of credit to any one borrower, above which any new extensions of credit to that borrower, regardless of amount, would require the prior approval of the Board, or a committee thereof; and
(iii)    require that all credits which deviate from the Bank’s normal course of business, including all credits which deviate from the Bank’s written strategic plan, receive the prior approval of the Board, or a committee thereof;
(iv)     require that all new, renewed, extended, restructured or altered credits in excess of fifty thousand dollars ($50,000) which deviate from the Bank’s lending policy receive the prior approval of the

Board, or a committee thereof. A copy of the Board or committee approval shall be maintained in the credit file of the affected borrower(s), and shall state the reason for deviating from the lending policy to include an assessment of why the deviation is in the best interest of the bank.
(v)     require that all new, renewed, extended, restructured or altered credits in the amount of fifty thousand dollars ($50,000) or less which deviate from the Bank’s lending policy receive the prior written approval of the bank’s senior lending officer. A copy of the written approval shall be maintained in the credit file of the affected borrower(s), and shall state the reason for deviating from the lending policy to include an assessment of why the deviation is in the best interest of the bank.
(q)    guidelines consistent with Banking Circular 255, setting forth the criteria under which renewals of extensions of credit may be approved. At a minimum the policy shall:
(i)    ensure that renewals are not made for the sole purpose of reducing the volume of loan delinquencies; and
(ii)    provide guidelines and limitations on the capitalization of interest;
(r)    charge-off guidelines, by type of loan or other asset, including Other Real Estate Owned, addressing the circumstances under which a charge-off would be appropriate and ensuring the recognition of losses within the quarter of discovery; and

(s)    guidelines for periodic review of the Bank's adherence to the revised lending policy.
(2)    Upon adoption, the policy shall be implemented, the Board shall thereafter ensure Bank adherence to the policy, and a copy of the policy shall be forwarded to the ADC for review.
ARTICLE XIII -- LIQUIDITY
(1)    The Board shall immediately increase the liquidity of the Bank to a level that is sufficient to sustain the Bank's current operations and to withstand any anticipated or extraordinary demand against its funding base. Such actions may include, but are not necessarily limited to:
(a)    selling assets;
(b)    obtaining lines of credit from the Federal Reserve Bank;
(c)    obtaining lines of credit from correspondent banks;
(d)    recovering charged-off assets; and
(e)    injecting additional equity capital.
(2)    The Board shall review the Bank's liquidity on a monthly basis. Such reviews shall consider:
(a)    a maturity schedule of certificates of deposit, including large uninsured deposits;
(b)    the volatility of demand deposits including escrow deposits;
(c)    the amount and type of loan commitments and standby letters of credit;
(d)    an analysis of the continuing availability and volatility of present funding sources;
(e)    an analysis of the impact of decreased cash flow from the Bank's loan portfolio resulting from delinquent and non-performing loans;
(f)    an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and
(g)    geographic disbursement of and risk from brokered deposits.
(3)    The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs. Monthly reports shall set forth liquidity requirements and sources and establish a contingency plan. Copies of these reports shall be forwarded to the ADC in the Bank’s monthly report to the ADC.
ARTICLE XIV -- LOAN PORTFOLIO MANAGEMENT
(1)    The Board shall, within sixty (60) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's loan portfolio management. The program shall include, but not be limited to:
(a)    procedures to ensure satisfactory and perfected collateral documentation;
(b)    procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;
(c)    procedures to ensure conformance with loan approval requirements;
(d)    a system to track and analyze exceptions;
(e)    procedures to ensure conformance with Call Report instructions;
(f)    procedures to ensure the accuracy of internal management information systems;
(g)    a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and
(h)    procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios.
Upon completion, a copy of the program shall be forwarded to the ADC.
(2)    Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:
(a)    early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(b)    statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;
(c)    previously charged-off assets and their recovery potential;
(d)    compliance with the Bank's lending policies and laws, rules, and regulations pertaining to the Bank's lending function;
(e)    adequacy of credit and collateral documentation; and
(f)    concentrations of credit.
(3)    Beginning August 31, 2006, on a monthly basis management will provide the Board with written reports including, at a minimum, the following information:
(a)    the identification, type, rating, and amount of problem loans and leases;
(b)    the identification and amount of delinquent loans and leases;

(c)    credit and collateral documentation exceptions;
(d)    the identification and status of credit related violations of law, rule or regulation;
(e)    the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;
(f)    an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;
(g)    the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and
(h)    the identification of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
ARTICLE XV -- MANAGEMENT FEES TO AFFILIATES
(1)    Prior to the payment of any management and other fees to any affiliate of the Bank as defined in 12 U.S.C. § 221a and 12 U.S.C. § 371c (“Affiliate”), the Board, or delegated committee of the Board, shall document and support, in writing, that such fees:
(a)    are reasonable;
(b)    have a direct relationship to, and are based solely upon, the fair value of goods and services received by the Bank; and
(c)    compensate the Affiliate only for providing goods and services which meet the legitimate needs of the Bank.
(2)    All documentation supporting the payment of management and other fees to an Affiliate, shall be preserved in the Bank.
ARTICLE XVI -- TRANSACTIONS BETWEEN AFFILIATES
(1)    The Bank may, directly or indirectly, pay money or its equivalent to or for the benefit of, or extend credit in any form to or for the benefit of, its affiliates, or transfer assets between the Bank and its affiliates, or enter into or engage in any transaction that obligates the Bank to do the same only after:
(a)    the Board has conducted an independent review of the action, which review is documented in writing; and,
(b)    the Board has determined in writing that it is advantageous for the Bank to engage in such action, and that the action complies with all applicable laws, rules, regulations, and Comptroller’s issuances, including, but not limited to 12 C.F.R. Part 223.
(2)    For purposes of this Article, “affiliate” shall have the meaning set forth in and 12 C.F.R. Part 223.
ARTICLE XVII -- STRATEGIC PLAN
(1)    Within one hundred and twenty (120) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:
(a)    a mission statement that forms the framework for the establishment of strategic goals and objectives;
(b)    an assessment of the Bank's present and future operating environment;
(c)    the development of strategic goals and objectives to be accomplished over the short and long term;
(d)    an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;
(e)    an evaluation of the Bank's internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;
(f)    a management employment and succession program to promote the retention and continuity of capable management;
(g)    product line development and market segments that the Bank intends to promote or develop;
(h)    an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;
(i)    a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(j)    control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;
specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and
(k)    systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.
(2)    Upon adoption, a copy of the plan shall be forwarded to the ADC for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the ADC, the Bank shall implement and adhere to the strategic plan.
ARTICLE XVIII -- BOOKS AND RECORDS
(1)    The Board shall immediately take all necessary actions to ensure that, within thirty (30) days, the Bank’s books, records and management information systems (MIS) are in a complete and accurate condition.
(2)    Within sixty (60) days, the Board shall submit to the ADC an action plan detailing how the Board will maintain the Bank’s books, records and MIS in a complete and accurate condition, setting forth a timetable for the plan. In the event the ADC recommends changes to the action plan, the Board shall immediately incorporate those changes into the plan.
(3)    The Board shall ensure that the Bank’s books, records and MIS are maintained in a complete and accurate condition.
ARTICLE XIX -- INFORMATION TECHNOLOGY
(1)    The Board shall immediately take all steps necessary to improve the management of the Bank’s Information Technology (“IT”) activities and to correct each deficiency cited in the

Report of Examination (“ROE”) or any supervisory communication.
(2)    Within sixty (60) days, the Board shall ensure that the information technology manager has the necessary skills and experience to supervise effectively the IT area.
(3)    Within sixty (60) days, the Board shall develop, implement, and thereafter adhere to a written, well-documented, risk-based, internal IT audit program. At a minimum, the IT audit program shall be performed by an independent and qualified party, and shall include fundamental elements of a sound audit program as described in the “Audit” booklet of the FFIEC Information Technology Examination Handbook.
(4)    Within sixty (60) days, the Board shall develop, implement, and thereafter ensure adherence to a comprehensive, written information security program to ensure the safety and soundness of its operations and to support the Bank’s efforts to comply with 12 C.F.R. Part 30, Appendix B, Safeguarding Customer Information. The information security program shall include administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of customer information. The information security program shall be consistent with the security process described in the “Information Security” booklet of the FFIEC Information Technology Examination Handbook. At a minimum, the information security program shall include:
(a)    a corporate-wide assessment of the risks to its customer information or customer information systems and a written report evidencing such assessment. The assessment shall include:
(i)    the identification of reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or destruction of customer information or customer information systems;
(ii)    an assessment of the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer information; and
(iii)    an assessment of the sufficiency of policies, procedures, customer information systems, and other arrangements in place to control risks.
(b)    a process to monitor and control the identified risks, commensurate with the sensitivity of the information as well as the complexity and scope of bank activities;
(c)    a test plan that provides for regular testing of key controls, systems and procedures of its information security program. The frequency and nature of such tests shall be determined by the risk assessment. Such tests shall be conducted or reviewed by independent third parties or staff independent of those who develop or maintain the information security program.
(5)    Within sixty (60) days, the Board shall develop, implement, and thereafter adhere to, a written program to oversee and manage risks associated with outsourcing any services to third party servicers, including technology service providers and vendors. This third party management program shall be consistent with OCC Bulletin 2001-47, “Third Party Relationships,” dated November 1, 2001, and OCC Advisory Letter 2000-12, “Risk Management of Outsourcing Technology Services” dated November 28, 2000.
(6)    Within sixty (60) days, the Board shall develop and implement a formal enterprise-wide business continuity process that complies with the requirements set forth in the

“Business Continuity Planning” booklet of the FFIEC Information Technology Examination Handbook. At a minimum, the business continuity process shall include:
(a)    a business impact analysis that includes:
(i)    the identification of the potential impact of uncontrolled, non-specific events on the institution’s business processes and its customers; and
(ii)    an estimation of the maximum allowable downtime and acceptable levels of data, operations, and financial losses.
(b)    a risk assessment process that includes:
(i)    the prioritization of potential business disruptions based upon severity and likelihood of occurrence;
(ii)    a gap analysis comparing the institution’s existing business resumption plans, if any, to what is necessary to achieve recovery time and point objectives; and
(iii)    an analysis of threats based upon the impact on the institution, its customers, and the financial markets, not just the nature of the treat.
(c)    a risk management process that includes the development of a written, enterprise-wide business continuity plan (BCP); and
(d)    a risk monitoring process that includes:
(i)    testing of the BCP on at least an annual basis;
(ii)    independent audit and review of the BCP; and
(iii)    updating the BCP based upon changes to personnel and the internal and external environments.
(7)    The Board shall provide a quarterly written progress report on each of the requirements of this Article to the ADC.
(8)    The Board shall ensure that the Data Center has processes, personnel and control systems sufficient to ensure implementation of and adherence to the procedures and programs developed pursuant to this Article.
ARTICLE XX -- DEPENDENCE ON CREDIT SENSITIVE LIABILITIES
(1)    Within forty-five (45) days the Bank shall improve the Bank’s liquidity position and maintain adequate sources of stable funding given the Bank’s anticipated liquidity and funding needs. Such actions shall include, but not be limited to:
(a)    reduction of wholesale or credit sensitive liabilities and/or increase of liquid assets; and
(b)    revision of the Bank's strategic plan in light of the requirement of this Article.
ARTICLE XXI -- VIOLATIONS OF LAW
(1)    The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the ROE and in any subsequent Report of Examination. The monthly progress reports required by this Agreement shall include the date and manner in which each correction has been effected during that reporting period.
(2)    Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.
(3)    Upon adoption, a copy of these procedures shall be promptly forwarded to the ADC.
ARTICLE XXII -- CLOSING
(1)    Although the Board has agreed to submit certain programs and reports to the ADC for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)    The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the programs developed pursuant to this Agreement.
(3)    It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(4)    Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the ADC for good cause upon written application by the Board.
(5)    The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(6)    In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)    authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(b)    require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)    follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)    require corrective action be taken in a timely manner of any non-compliance with such actions.
(7)    This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Tommy Tucker Tommy Tucker Assistant Deputy Comptroller Birmingham Office	July 27, 2006 Date

AND IN FURTHER TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Keith Beckham Keith Beckham	July 27, 2006 Date

/s/ Malcolm Dunaway Malcolm Dunaway	July 27, 2006 Date

/s/ Paul Joiner Paul Joiner	July 27, 2006 Date

/s/ Charles M. Jones, III Charles M. Jones, III	July 27, 2006 Date

/s/ William Matthews William Matthews	July 27, 2006 Date

/s/ Forrest Register Forrest Register	July 27, 2006 Date

/s/ Joseph C. Sorrells Joseph C. Sorrells	July 27, 2006 Date

/s/ Levy Ward Levy Ward	July 27, 2006 Date